Exhibit 10h (ii)

NON-STATUTORY STOCK OPTION AGREEMENT
(Under the Kaman Corporation
2003 Stock Incentive Plan)

THIS AGREEMENT, made and entered into as of the ___ day of _______, 20___, by and between KAMAN CORPORATION, a Connecticut corporation, with its principal office in Bloomfield, Connecticut (called the "Corporation"), and _______________ (called the "Optionee");

W I T N E S S E T H :

WHEREAS, the Optionee is now a full-time salaried employee of the Corporation or a subsidiary thereof, the term "Subsidiary" being used herein as defined in the Corporation's 2003 Stock Incentive Plan (the "Plan"); and

WHEREAS, the Corporation desires to give the Optionee an opportunity to acquire shares of the Class A Common Stock of the Corporation (the "Stock" or "shares") pursuant to the Plan in consideration of and on the terms and conditions stated in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth in this Agreement, the Corporation grants to the Optionee, effective the day and year first above written (the "date of grant"), the right and option (the "option"), exercisable during the period commencing on the date of grant and ending ten (10) years and one (1) day after the date of grant, to purchase from the Corporation from time to time, up to but not exceeding in the aggregate ________ shares of the Stock to be issued upon the exercise hereof, fully paid and non-assessable; provided that the exercise of the option is restricted as set forth in Section 2 of this Agreement.

2. TERMS AND CONDITIONS OF OPTION. The following terms and conditions shall apply to the option:
(a) Option Price. The purchase price of each share subject to the option shall be $______ being 100% of the fair market value of the shares subject to the option on the date of grant.
(b) Type of Option. The option is a non-statutory stock option which shall not be deemed to meet the requirements of an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.
(c) Period of Option. The option shall have a term of ten (10) years and one (1) day from the date on which it is granted; provided however that unless the option shall have already expired by its terms, the option or the unexercised portion thereof (to the extent exercisable on the date of termination of employment) shall terminate at the close of business on the day three (3) months following the date on which the Optionee ceases to be employed by the Corporation or a Subsidiary, unless a longer period is provided under subsection (f) of this Section in the case of death, Disability or Retirement.
(d) Exercise of Option. The option shall be exercisable with respect to not more than ______ percent (___%) of the shares subject thereto after the expiration of one (1) year following the date of grant, and shall be exercisable as to an additional ______ percent (____%) of such shares after the expiration of each of the succeeding _______ (__) years, on a cumulative basis, so that the option, or any unexercised portion thereof, shall be fully exercisable after a period of _______ (___) years from the date of grant, provided that any portion of the option which remains unexercisable shall become exercisable in the event of a Change in Control as defined and subject to the conditions set forth in the Plan. Except as provided in subsection (f) of this section, the Optionee may not exercise the option or any part thereof unless at the time of such exercise the Optionee shall be employed by the Corporation or a Subsidiary and shall have been so employed continuously since the date of grant, excepting leaves of absence approved by the Committee, as defined in the Plan; provided, however, that an Optionee may exercise the option during the period described in subsections (c) and (f) of this Section following such continuous employment unless the option shall have already expired by its terms. The option shall be exercised in the manner set forth in Section 3 of this Agreement by serving written notice of exercise on the Corporation accompanied by full payment of the purchase price in cash. Any obligation of the Corporation to accept such payment and issue the shares as to which such option is being exercised shall be conditioned upon the Corporation's ability at nominal expense to issue such shares in compliance with all applicable statutes, rules or regulations of any governmental authority. The Corporation may secure from the Optionee any assurances or agreements that the Committee, in its sole discretion, shall deem necessary or advisable in order that the issuance of such shares shall comply with any such statutes, rules or regulations.
(e) Nontransferability. The option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the option shall be exercisable, during the Optionee's lifetime, only by the Optionee.
      (f) (i) In the event of the death, Disability or Retirement of the Optionee while in the employ of the Corporation or a Subsidiary, the option may be exercised within the period of five (5) years succeeding such Optionee’s death, Disability or Retirement, but in no event later than ten (10) years and one (1) day from the date the option was granted, by the person or persons designated in the Optionee’s will for that purpose or in the absence of any such designation, by the legal representative of the Optionee’s estate, or by the Optionee or the Optionee’s legal representative, as the case may be.
     (ii) During any period following termination of employment by reason of death, Disability or Retirement, during which the option may be exercisable as provided in subsection (f) (i) above, such option shall continue to vest in accordance with its terms and be and become exercisable as if employment had not ceased.
      (iii) As used in this Agreement, the term “Retirement” means retirement in accordance with the terms of the Corporation's tax-qualified Employees' Pension Plan, the term "Disability" or "Disabled" means permanent and total disability as defined by Code Section 22(e)(3), and the term "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

    (g) Stockholder Rights. The Optionee shall not be entitled to any rights as a stockholder with respect to any shares subject to the option prior to the date of issuance to the Optionee of a stock certificate representing such shares.
  3. MANNER OF EXERCISE OF OPTION.
  (a) The option shall be exercised by delivering to the Chief Financial Officer of the Corporation from time to time a signed statement of exercise specifying the number of shares to be purchased, together with cash or a check to the order of the Corporation for an amount equal to the purchase price of such shares. In the discretion of the Committee, payment in full or in part may also be made by delivery of (i) irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the exercise price, or (ii) previously owned shares of Stock not then subject to restrictions under any Corporation plan (but which may include shares the disposition of which constitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment for federal tax purposes), or (iii) shares of Stock otherwise receivable upon the exercise of such option provided, however, that in the event the Committee shall determine in any given instance that the exercise of such option by withholding shares otherwise receivable would be unlawful, unduly burdensome or otherwise inappropriate, the Committee may require that such exercise be accomplished in another acceptable manner. For purposes of this Section 3, such surrendered shares shall be valued at the closing price of the Stock in the NASDAQ National Market System on the most recent trading day preceding the date of exercise on which sales of the Stock occurred.

  (b) The issuance of optioned shares shall be conditioned on the Optionee having either (i) paid, or (ii) made provisions satisfactory to the Committee for the payment of, all applicable tax withholding obligations. The Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. The Committee in its discretion, but only upon the written request of the Optionee, may permit the Optionee to satisfy federal income tax withholding requirements occasioned by the exercise thereof by the surrender of shares otherwise to be received on the exercise of such option. For purposes of this subsection (b), such surrendered shares shall be valued at the closing price of the Stock in the NASDAQ National Market System on the most recent trading day preceding the date of exercise on which sales of the Stock occurred.

  (c) Within twenty (20) days after such exercise of the option in whole or in part, the Corporation shall deliver to the Optionee, at the principal office of the Corporation, certificates for the number of shares with respect to which the option shall be so exercised, issued in the Optionee's name, provided that, if the stock transfer books of the Corporation are closed for the whole or any part of said twenty (20) day period, then such period shall be extended accordingly. Each purchase of Stock hereunder shall be a separate and divisible transaction and a completed contract in and of itself.

4. STOCK RESERVATIONS. The Corporation shall at all times during the term of this Agreement reserve and keep available such number of shares of its Stock as will be sufficient to satisfy the requirements of this Agreement, and shall pay all original issue taxes, if any, on the exercise of the option, and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

5. TERMINATION OF OPTION. If the Optionee shall no longer be a full-time salaried employee of the Corporation or a Subsidiary, Optionee's employment being terminated for any reason whatsoever other than death, Disability or Retirement, any unexercised portion of the option shall terminate at the close of business on the day three (3) months following the date of the termination of Optionee's employment, unless such option shall have already expired by its terms. This option shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date of termination of employment. For purposes of this option, a transfer of the employment of Optionee from the Corporation to a Subsidiary, or vice versa, or from one Subsidiary to another Subsidiary, shall not be deemed a termination of employment.

6. EFFECT ON CHANGES IN CAPITAL STRUCTURE. The existence of the option shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7. DILUTION OR OTHER ADJUSTMENTS. In the event that prior to delivery by the Corporation of all the shares of Stock subject to the option, the Corporation shall have effected one or more stock splits, stock dividends, mergers, reorganizations, consolidations, combinations or exchanges of shares, recapitalizations or similar capital adjustments, the Board of Directors of the Corporation shall equitably adjust the number, kind and option price of the shares remaining subject to the option in order to avoid dilution or enlargement of option rights.

8. COMPLIANCE WITH LAWS. Notwithstanding any of the provisions hereof, the Optionee agrees for himself/herself and his/her legal representatives, legatees and distributees that the option shall not be exercisable, and that the Corporation shall not be obligated to issue any shares hereunder, if the exercise of said option or the issuance of such shares shall constitute a violation by the option holder or the Corporation of any provision of any law or regulation of any governmental authority.

9. NOTICES. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications to the Corporation shall be mailed to or delivered to the Chief Financial Officer at the principal office of the Corporation, and all notices by the Corporation to the Optionee may be given to the Optionee personally or by mail, facsimile or electronic mail to the Optionee at the Optionee’s place of employment with the Corporation or a Subsidiary or at the last designated address for the Optionee on the employment records of the Corporation.

10. ADMINISTRATION AND INTERPRETATION. The administration of the option shall be subject to such rules and regulations as the Committee deems necessary or advisable for the administration of the Plan. The determination or the interpretation and construction of any provision of the option by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Corporation. The option shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of the option and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

KAMAN CORPORATION
By:	_______________________________
Its

________________________________
, Optionee